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                                  Exhibit 99.1

                                                              PRESS RELEASE

CONTACT:   Larry Selwitz
           Investor Relations
           Phone: 562.493.2770
           Fax: 562.493.4510
           Email: investor@QCS.net


FOR IMMEDIATE RELEASE:


         QCS.net CORPORATION TO UNDERTAKE
         PRIVATE PLACEMENT OF PREFERRED STOCK


         JUNE 16, 1999, MOUNTAIN VIEW, CA . . . QCS.NET CORPORATION (OTCBB-QCSC), announced today that it has engaged a placement agent for the purpose of undertaking a private placement of approximately $10,000,000 of a new series of its Preferred Stock, to be designated Series B Convertible Preferred Stock, to a limited number of institutional investors. The purpose of this financing is to raise additional funds to expand the Company's development and sales and marketing activities and provide additional working capital for the Company.

         While the terms of the Series B Convertible Preferred Stock have not been determined, the Company expects that the Series B Convertible Preferred Stock will have certain preferred rights with respect to liquidation, dividends and voting, among others, over the Company's Common Stock and, with respect to certain matters, over the Company's Series A Preferred Stock.

         The Series B Convertible Preferred Stock will not be registered under the Securities Act of 1933, as amended (the "Act"), and may not be offered or sold in the United States absent an effective registration statement under the Act covering such shares or a valid exemption from the registration requirements of the Act.

         QCS.net Corporation (www.QCS.net) has developed an Internet-based turnkey solution for business-to-business e-Commerce that enables retailers to organize, automate and significantly reduce the cost of their pre order merchandise sourcing activities with their merchandise suppliers around the globe. All customer, help desk, and training services are available through regional Solution Centers based in Cincinnati, Brussels, and Hong Kong.

         Any statements in this announcement about future results are preliminary and based on partial information and assumptions, and actual results may differ. Except for historical information presented, the matters discussed in this announcement contain forward-looking


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statements that involve risks and uncertainties, including the development and growth of markets targeted by QCS.net Corporation, the acceptance of Electronic Collaborative Solutions by retailers and vendors, the continuance of IBM as a business partner, subsequent competition, general economic conditions in the U.S. and abroad, and other risks detailed from time to time in the company's public disclosure filings with the U.S. Securities and Exchange Commission (SEC). Copies of the most recent forms 10K and 10Q of QCS.net Corporation are available upon request from its corporate office.